UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

Date of Report (Date of earliest event reported): July 9, 2021 (July 2, 2021)

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 2, 2021, an arbitration panel issued its decision following a five-day arbitration hearing held in March 2021 concerning a previously disclosed claim by ProstaGene, LLC (“ProstaGene”), against CytoDyn Inc. (the “Company”), as well as counterclaims by the Company, relating to approximately 3.1 million shares of the Company’s common stock (the “Shares”) held in escrow for certain indemnification claims asserted by the Company in connection with the acquisition of certain intangible assets from ProstaGene in November 2018. ProstaGene also sought monetary damages related to the delay in the release of the Shares. The Company, as of February 28, 2021, as disclosed in its Quarterly Report on Form 10-Q for the Company’s 2021 third fiscal quarter, recognized a full impairment charge against the net carrying value of certain of the acquired intangible assets. Nonetheless, the arbitration panel determined that ProstaGene is entitled to release of the Shares, as well as a cash monetary award in the amount of approximately $6.2 million, plus interest, fees and costs estimated to total approximately $1.4 million. The Company expects to satisfy the arbitration award obligations within 30 days following the date of the award.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: July 9, 2021	By:	/s/ Antonio Migliarese
Antonio Migliarese
Chief Financial Officer